As filed with the Securities and Exchange Commission on February 2, 2007

Registration No. 333-100854

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

LOGITECH INTERNATIONAL S.A.

(Exact name of Registrant as specified in its charter)

Canton of Vaud, Switzerland	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Logitech International S.A.

Apples, Switzerland

c/o Logitech Inc.

6505 Kaiser Drive

Fremont, California 94555

(510) 795-8500

(Address, including zip code, of Registrant’s principal executive offices)

1996 Stock Plan, as amended

1996 Employee Share Purchase Plan (U.S.)

2006 Employee Share Purchase Plan (Non-U.S.)

(Full titles of the Plans)

Mark J. Hawkins

Senior Vice President, Finance and

Information Systems, and Chief

Financial Officer

Logitech International S.A.

c/o Logitech Inc.

Fremont, California 94555

(510) 795-8500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Steven V. Bernard, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

EXPLANATORY NOTE

This post-effective amendment (the “Post-Effective Amendment”) relates to Logitech International S.A.’s (the “Registrant”) Registration Statement on Form S-8 (Registration No. 333-100854) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on October 30, 2002, and amended in a post-effective amendment filed on May 27, 2003, relating to (i) 28,000,000 Registered Shares (as adjusted for stock splits), of the Registrant reserved for issuance under the Registrant’s 1996 Stock Plan, as amended, and (ii) 4,000,000 registered shares (as adjusted for stock splits) of the Registrant reserved for issuance under the Registrant’s 1996 Employee Share Purchase Plan, as amended (collectively, the “Plans”).

DEREGISTRATION OF SHARES

Of the 28,000,000 Registered Shares (adjusted for stock splits) registered under the Registration Statement in connection with the 1996 Stock Plan, 14,306,600 shares have not been issued and are not subject to future issuance. This Post-Effective Amendment is hereby filed to deregister an aggregate of 14,306,600 shares previously registered that have not been issued and will not in the future be issued under the 1996 Stock Plan.

Prior to the filing of this Post-Effective Amendment, the Board of Directors and the shareholders of the Registrant approved and adopted the 2006 Stock Incentive Plan (the “2006 Plan”). Pursuant to Instruction E of Form S-8 and the telephonic interpretation of the SEC’s Division of Corporate Finance’s Manual of Publicly Available Telephone Interpretations, dated July 1997 (see G. Securities Act Forms, number 89), 2,945,454 of the shares deregistered by this Post-Effective Amendment, and the filing fee paid in connection with the initial registration of such shares, will be carried forward to the registration statement on Form S-8 filed on or about the date hereof in connection with the registration of shares that may be issued under the 2006 Plan. However, shares previously registered under the Registration Statement that are not being deregistered by this Post-Effective Amendment remain subject to outstanding options granted under the Registrant’s 1996 Stock Plan. Accordingly, the Registration Statement will remain in effect to cover the potential exercise of such outstanding options.

RENAMING OF 1996 EMPLOYEE SHARE PURCHASE PLAN, ADOPTION OF NEW PLAN

On June 15, 2006, the Board of Directors of the Registrant approved amending the 1996 Employee Share Purchase Plan (the “1996 ESPP”) such that it is split into two separate plans (the “ESPP Plans”), one for employees in the United States, and one for employees outside of the United States. The total number of authorized shares reserved under the ESPP Plans shall remain at 12,000,000 (adjusted for stock splits), as previously registered under the 1996 ESPP. In connection therewith, filed as exhibits hereto are the (x) “1996 Employee Share Purchase Plan (U.S.)” and (y) “2006 Employee Share Purchase Plan (Non-U.S.).” All shares previously registered under the Registration Statement for issuance under the 1996 ESPP shall be available for purchase under the ESPP Plans, and the Registration Statement will remain in effect to cover the potential purchase of such shares.

Item 8.	Exhibits.

		Incorporated by Reference				Filed Herewith
Exhibit No.	Exhibit	Form	File No.	Filing Date	Exhibit No.
4.2	1996 Stock Plan, as amended and restated.	S-8	333-100854	5/27/03	4.2

4.3	1996 Employee Share Purchase Plan (U.S.).					X

4.4	2006 Employee Share Purchase Plan (Non-U.S.).					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment no. 2 to registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, California on February 2, 2007.

LOGITECH INTERNATIONAL S.A.

By:	/s/ GUERRINO DE LUCA
Guerrino De Luca
President and Chief Executive Officer

By:	/s/ MARK J. HAWKINS
Mark J. Hawkins
Senior Vice President, Finance and Information
Systems, and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Guerrino De Luca, Mark J. Hawkins and Thomas Fergoda, and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GUERRINO DE LUCA	President and Chief Executive Officer	February 2, 2007
Guerrino De Luca	(Principal Executive Officer)

/s/ MARK J. HAWKINS	Senior Vice President, Finance and	February 2, 2007
Mark J. Hawkins	Information Systems, and Chief Financial Officer (Principal Financial Officer)

/s/ THOMAS FERGODA	Vice President, Finance and Corporate	February 2, 2007
Thomas Fergoda	Controller (Principal Accounting Officer)

/s/ DANIEL BOREL	Chairman	February 2, 2007
Daniel Borel

/s/ GARY BENGIER	Lead Independent Director	February 2, 2007
Gary Bengier

/s/ MATTHEW BOUSQUETTE	Director	February 2, 2007
Matthew Bousquette

/s/ ERH-HSUN CHANG	Director	February 2, 2007
Erh-Hsun Chang

/s/ KEE-LOCK CHUA	Director	February 2, 2007
Kee-Lock Chua

/s/ SHIN’ICHI OKAMOTO	Director	February 2, 2007
Shin’ichi Okamoto

/s/ MONIKA RIBAR	Director	February 2, 2007
Monika Ribar

Index to Exhibits

Exhibit No.	Exhibit	Incorporated by Reference				Filed Herewith
		Form	File No.	Filing Date	Exhibit No.
4.2	1996 Stock Plan, as amended and restated.	S-8	333-100854	5/27/03	4.2

4.3	1996 Employee Share Purchase Plan (U.S.).					X

4.4	2006 Employee Share Purchase Plan (Non-U.S.).					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X